Exhibit 16.1
April 3, 2009

Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for the WiMAX Operations of Sprint Nextel Corporation and, under the date of August 4, 2008, we reported on the financial statements of the WiMAX Operations of Sprint Nextel Corporation as of and for the year ended December 31, 2007. On January 14, 2009, we were dismissed. We have read Clearwire Corporation’s statements included under Item 4.01 of its Form 8-K dated April 3, 2009, and we agree with such statements, except that we are not in a position to agree or disagree with Clearwire Corporation’s statement that the retention of Deloitte & Touche LLP was approved by the audit committee of Old Clearwire and subsequently ratified by the audit committee of the Company. In addition, with respect to the sixth paragraph under Item 4.01 of Clearwire Corporation’s Form 8-K dated April 3, 2009, we confirm that there were no disagreements or reportable events of the type discussed therein during the period from January 1, 2008, through January 14, 2009.
Very truly yours,
/s/ KPMG LLP